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                                                                EXHIBIT 11.01

SYMANTEC CORPORATION
COMPUTATION OF NET INCOME (LOSS) PER SHARE


                                                                       Year Ended March 31,
                                                      ------------------------------------
(In thousands, except per share data)                    1997          1996           1995
-----------------------------------------------       -------      --------       --------
PRIMARY NET INCOME (LOSS) PER SHARE
   Net income (loss)                                  $26,038      $(39,783)      $ 33,409
   Interest on assumed repayment of short-term
      and long-term borrowings and investment
      in U.S. government securities, net of
      income tax effect                                    --            --            468
                                                      -------      --------       --------
   Net income (loss), as adjusted                     $26,038      $(39,783)      $ 33,877
                                                      =======      ========       ========
   Weighted average number of common
      shares outstanding during the period             54,705        52,664         49,338
   Shares issuable from assumed exercise
      of options                                          702            --          9,606
   Shares assumed repurchased with proceeds,
      limited to 20% of total shares outstanding           --            --         (6,763)
                                                      -------      --------       --------

   Common and common stock equivalent
      shares outstanding for purpose of
      calculating primary net income (loss)
      per share                                        55,407        52,664         52,181
                                                      =======      ========       ========

   Primary net income (loss) per share                $  0.47      $  (0.76)      $   0.65
                                                      =======      ========       ========

FULLY DILUTED NET INCOME (LOSS) PER SHARE
   Net income (loss)                                  $26,038      $(39,783)      $ 33,409
   Interest on assumed conversion of convertible
      subordinated debentures, and assumed
      repayment of short-term and long-term
      borrowings and investment in U.S.
      government securities, net of income
      tax effect                                           --            --          1,246
                                                      -------      --------       --------
   Net income (loss), as adjusted                     $26,038      $(39,783)      $ 34,655
                                                      =======      ========       ========
   Weighted average number of common
      shares outstanding during the period             54,705        52,664         49,338
   Shares issuable from assumed exercise
      of options                                        1,136            --         10,031
   Shares issuable from assumed conversion
      of convertible subordinated debentures               --            --          2,083
   Shares assumed repurchased with proceeds,
      limited to 20% of total shares outstanding           --            --         (4,961)
                                                      -------      --------       --------

   Total shares for purpose of calculating
      fully diluted net income (loss) per share        55,841        52,664         56,491
                                                      =======      ========       ========


   Fully diluted net income (loss) per share          $  0.47      $  (0.76)      $   0.61
                                                      =======      ========       ========
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